UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 31, 2008

OKLAHOMA GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-1097	73-0382390
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On October 31, 2008, OGE Energy Corp., the parent company of Oklahoma Gas and Electric Company (the “Company”), issued a press release describing OGE Energy Corp.’s consolidated financial results for the quarter ended September 30, 2008, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company, a regulated electric utility, recorded net income of approximately $107 million in the third quarter of 2008, compared to approximately $109 million in the third quarter of 2007. For further information, see the press release attached as Exhibit 99.01.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01	Press release dated October 31, 2008, announcing OGE Energy Corp. reports higher 3rd quarter results, updates earnings guidance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OKLAHOMA GAS AND ELECTRIC COMPANY
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller, Chief Accounting Officer
and Interim Chief Financial Officer

October 31, 2008

Exhibit 99.01

OGE Energy Corp. reports higher 3rd quarter results,

updates earnings guidance

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex LLC, today reported earnings of $1.50 per diluted share for the three months ended Sept. 30, 2008, compared with earnings of $1.37 per diluted share for the third quarter of 2007.

Higher earnings in the 2008 quarter were primarily due to increased gross margins at Enogex, a natural gas pipeline business, partially offset by lower margins at OG&E, a regulated electric utility.

OG&E posted earnings of $1.15 per diluted share in the third quarter, compared with $1.18 per diluted share last year. Enogex recorded earnings of $0.30 per diluted share, compared with $0.22 per diluted share in the year-ago quarter. The holding company, including results from the OGE Energy Resources marketing business, posted earnings of $0.05 per diluted share in the third quarter, compared to a loss of $0.03 per diluted share a year ago. The increase was primarily due to gains from recording hedges at market value on Sept. 30, 2008 by OGE Energy Resources. Effective Jan. 1, 2008, the shares of OGE Energy Resources were transferred from Enogex to the holding company.

“It was another quarter of solid performance, marked by positive regulatory outcomes and joint venture announcements that position OGE and Oklahoma for future growth,” said Pete Delaney, OGE Energy chairman, president and CEO. “In addition, with these regulatory settlements, liquidity from our bank lines and lower capital outlays, we are well positioned to navigate these turbulent markets.”

For the nine months ended Sept. 30, OGE Energy reported net income of $210 million, or $2.26 per diluted share, compared with $207 million, or $2.24 per diluted share in the first nine months of 2007.

Discussion of Third Quarter 2008

OGE Energy reported net income of $140 million in the third quarter, compared to $127 million a year ago. Consolidated operating revenues were $1.3 billion, compared with $1 billion a year earlier. Gross margin on revenues was $418 million in the third quarter this year, compared with $392 million in the same period a year ago. Third-quarter operating income was $231 million, compared with $218 million last year.

OG&E reported net income of $107 million in the third quarter, compared with $109 million a year ago. The decline was primarily due to increased expenses in a number of areas, partially offset by tax credits associated with OG&E’s investments in electric generation, including wind power. Gross margin on revenues was $302 million in the third quarter, compared with $306 million last year. The decrease was primarily due to weather that was 10 percent cooler compared to the third quarter of 2007, partially offset by new customer growth and new riders on electric rates implemented during the third quarter of 2008.

Enogex reported net income of $28 million in the third quarter, compared with $20 million a year ago. Gross margin on revenues was $108 million in the third quarter, compared with $86 million in the comparable quarter last year. Margins were higher in each business segment – transportation/storage and gathering/processing – with higher commodity prices and increased volumes as Enogex continued to see strong growth on its system.

2008 Outlook

OGE Energy revised its consolidated earnings guidance for 2008 to $2.40 - $2.55 per diluted share, compared with $2.50 - $2.70 previously. The lower range is primarily due to the risk that lower natural gas liquids processing spreads and continued unfavorable weather at the utility could reduce earnings below the bottom of the previous range. The guidance assumes approximately 93.2 million average diluted shares outstanding.

The 2008 guidance includes:

•	OG&E, $1.45 to $1.50 per diluted share on net income of $135 million to $140 million.
•	Enogex, $0.95 to $1.03 per share on net income of $89 million to $96 million.
•	Holding company, $0.00 to $0.02 per share on net income of $0 to $2 million.

2009 Outlook

OGE Energy consolidated earnings guidance for 2009 is $2.30 - $2.60 per diluted share. The 2009 guidance is reflective of the assumption that commodity price spreads will be significantly lower in 2009 than in 2008. With the increased volatility in commodity prices and uncertainty of global economic activity, it is difficult to predict future spreads and therefore the company has not included in its assumptions any increase from current commodity price levels. Additionally, the company has included the risk of a reduction of gathering volumes related to a continued credit constrained and difficult economic environment, although the company has not yet begun to see evidence of such volume declines. Other factors underlying this guidance include higher interest expenses associated with increases in long- and short-term debt and approximately 95.5 million average diluted shares outstanding.

The 2009 guidance includes:

•	OG&E, $1.87 to $2.00 per diluted share on net income of $179 million to $191 million.
•	Enogex, $0.53 to $0.79 per share on net income of $51 million to $75 million.
•	Holding company, loss of $0.15 to $0.17 per share on a net loss of $14 million to $16 million.

More information regarding earnings guidance and financial results is contained in the Company’s Form 10-Q filed today with the Securities and Exchange Commission.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and the outlook for both the rest of 2008 and 2009 on Friday, Oct. 31, at 8 a.m. CST. The conference will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 769,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex LLC, a natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed on this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, actions of rating agencies and their impact on capital expenditures; the Company’s ability and the ability of its subsidiaries to access capital markets and obtain financing on favorable terms; prices of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; the discontinuance of regulated accounting principles under SFAS No. 71; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; the risk that the proposed joint venture with Energy Transfer Partners, L.P. will not be completed or will not be completed on the terms currently contemplated; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including Risk Factors and Exhibit 99.01 to the Company’s Form 10-K for the year ended December 31, 2007.

*Note: Consolidated Statements of Income, Financial and Statistical Data attached.